EXHIBIT 99.3

Report of Independent Public Accountants

To the Stockholders and
Board of Directors of Joule Inc.:

We have audited the accompanying consolidated balance sheet of Joule, Inc. (a Delaware Corporation) and subsidiaries as of September 30, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Joule, Inc. and subsidiaries as of September 30, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP

Roseland, New Jersey
November 9, 2001

The report is a copy of a previous issued report. Arthur Andersen LLP has not reissued the report.